Exhibit 99.2

Non-GAAP Financial Measures

In addition to net income (loss) determined in accordance with United States Generally Accepted Accounting Principles (GAAP), the Company uses certain non-GAAP financial measures, such as “EBITDAE” and “Adjusted EBITDAE,” in assessing its operating performance. The Company believes that these non-GAAP measures serve as appropriate measures to be used in evaluating the performance of its business.

The Company defines EBITDAE as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization expense, employee stock ownership plan (“ESOP”) and share-based compensation expense, non-cash impairment losses, and net gains and losses from derivatives and investment portfolio. The Company defines Adjusted EBITDAE as EBITDAE excluding the impact of LIFO charge or credit. The Company believes that the use of the LIFO method of inventory valuation for coffee, tea and culinary products results in better matching of costs and revenues. EBITDAE and Adjusted EBITDAE as defined by the Company may not be comparable to similarly titled measures reported by other companies. The Company does not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net loss to EBITDAE and Adjusted EBITDAE:

	Year Ended June 30,
	2009	2010	2011
	(In thousands)
Net loss, as reported	$(33,270)	$(23,953)	$(54,317)
Income tax expense (benefit)	14,283	(2,529)	(9,167)
Interest expense	335	986	1,965
Depreciation and amortization expense	18,292	26,778	31,758
ESOP and stock-based compensation expense	5,452	4,784	3,825
Intangible assets impairment losses	—	—	7,805
Investment portfolio losses (gains)	8,248	(10,169)	(4,191)

EBITDAE	$13,340	$(4,103)	$(22,322)
LIFO (credit) charge net of taxes of zero*	(13)	1,033	40,317

Adjusted EBITDAE	$13,327	$(3,070)	$17,995

*	LIFO (credit) charge had no impact on income tax (benefit) expense since the Company has recorded a 100% valuation allowance against deferred tax assets.

Set forth below is a reconciliation of reported net loss to EBITDAE and Adjusted EBITDAE (in thousands):

	Three Months Ended September 30,
	2010	2011
Net loss, as reported	$(9,873)	$(7,584)
Income tax expense	361	346
Interest expense	402	575
Depreciation and amortization expense	7,461	7,923
ESOP and share-based compensation expense	1,078	790
Net loss (gain) from derivatives and investment portfolio	(1,897)	2,621

EBITDAE	$(2,468)	$4,671
LIFO charge, net of taxes of zero(1) (2)	3,595	6,660

Adjusted EBITDAE	$1,127	$11,331

(1)	LIFO charge had no impact on income tax benefit since the Company has recorded a 100% valuation allowance against deferred tax assets.
(2)	Actual valuation of inventory under the LIFO method is made only at the end of each fiscal year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations must necessarily be based on management’s estimates of expected fiscal year-end inventory levels and costs. Because these estimates are subject to many forces beyond management’s control, interim results are subject to the final fiscal year-end LIFO inventory valuation.